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                                                                   Exhibit 10(M)

                    SEPARATION AGREEMENT AND GENERAL RELEASE

1. This Agreement specifies the terms of the separation of CHARLES BERGEN CHOKEL ("Employee") from PROGRESSIVE CASUALTY INSURANCE COMPANY ("Progressive").

In consideration of the payments noted in Paragraphs 3 and 4 below, Employee hereby releases Progressive, its officers, directors, employees, parent, subsidiaries, affiliates, agents and assigns (the "Progressive Entities") from all actions, suits, claims, and demands in law or equity, that Employee ever had or now has against any of the Progressive Entities, by reason of any matter, cause, or thing, and particularly any claims relating in any way to Employee's employment relationship or the termination of Employee's employment relationship with Progressive, including, without limitation, any claim under the Age Discrimination in Employment Act, any claim arising under any federal, state, or local law and any common law claim, but excepting those matters described in Paragraphs 3 and 4 below.

2. Effective January 31, 2001 (the "Resignation Date"), Employee hereby resigns as an officer and/or director of The Progressive Corporation, Progressive and of any Progressive subsidiary or affiliate(s) as is confirmed by Employee's signature on the resignation letter attached hereto as Exhibit A and hereby agrees to execute all other documents and undertake any other action(s) necessary to effect such resignations or any other matters necessary to complete his obligations as an officer or director of Progressive or any of its affiliates. Employee agrees to resign his directorships with Plymouth Rock Assurance Company, G & L Holding Group, Inc., Netrex Holdings L.L.C. and any of Netrex's subsidiaries or affiliates, and in any other company in which Progressive has made an equity investment effective the Resignation Date, and to execute all other documents and undertake any other action(s) necessary to effect such resignations. Although Employee will remain employed by Progressive until the Separation Date (as defined below), he will have no authority to make any commitments or representations or take any action on behalf of any of the Progressive Entities or to bind any of the Progressive Entities in any way. Progressive, accordingly, shall have no obligation to defend or indemnify Employee for any act or omission by Employee after the Resignation Date.

3. In full consideration of Employee signing this Agreement and for the covenants contained herein, Progressive hereby agrees to the following:

     A. Employee shall remain an employee of Progressive through the Separation Date (as defined below) and shall receive-for the period of time between the execution of this Agreement and the Separation Date - salary in the amount of Two Thousand Dollars ($2,000), payable within ten (10) days of the Separation Date. The Separation Date shall be the earlier of: (a) January 31, 2002; (b) the date on which Employee begins employment as an employee on the payroll of another entity; or c) the date of a "Disqualifying Activity" as defined in Section 4B. below.

     B. Within ten (10) days of Employee's execution of this Agreement or upon the dissolution of all applicable restraining orders, whichever is later, Employee shall be paid a lump-sum payment of One Million Two Hundred Forty-four Thousand Dollars ($1,244,000) (the "Severance Amount"), less all applicable withholding taxes.

     C. Employee shall be paid for credited but unused Earned Time Benefit ("ETB") hours determined as of the Resignation Date. Such payment to be made within ten (10) days of the Resignation Date or upon the dissolution of all applicable restraining orders, whichever


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     is later. Employee agrees that Employee will not be entitled to accrue any
     ETB hours subsequent to the Resignation Date.

4.

     A. Notwithstanding anything to the contrary provided in any Non-Qualified Stock Option Agreement ("NQSO Agreement") heretofore entered into between Employee and Progressive, the parties hereto agree that, subject to the conditions set forth in Paragraph 4B. below concerning a "Disqualifying Activity," if and to the extent that any Option Installment (as defined below) of any non-qualified stock option ("NQSO") heretofore granted to Employee by Progressive under The Progressive Corporation 1989 Incentive Plan (the "1989 Plan") or The Progressive Corporation 1995 Incentive Plan (the "1995 Plan") (collectively, the "Plans") is not vested and exercisable as of the Resignation Date, such Option Installment (i) shall remain in effect with respect to fifty percent (50%) of the Common Shares of The Progressive Corporation ("Common Shares") covered thereby and, as to such Common Shares, shall vest and become exercisable on the vesting date applicable thereto, as provided in the applicable NQSO Agreement, and may be exercised by Employee in whole or in part at any time between such vesting date and the expiration date applicable thereto (i.e., the tenth anniversary of the date of grant), as provided in the related NQSO Agreement, and (ii) shall terminate, effective as of the Resignation Date, with respect to the remaining fifty percent (50%) of the Common Shares covered by such Option Installment. In the event that Employee shall engage in any Disqualifying Activity, Employee shall forfeit all of his rights under this Paragraph and all NQSOSs then held by Employee which were not vested as of the Resignation Date (regardless of whether vested at the time of the Disqualifying Activity), shall immediately terminate and may not thereafter be exercised in whole or in part. For purposes hereof, an Option Installment shall mean any NQSO award included within a single grant which includes multiple NQSO awards, each with a separate vesting date. Except as herein expressly provided, all NQSOS's awarded to Employee under the Plans will continue to be governed by all of the terms and conditions of the Plans and applicable NQSO Agreement.

     B. Employee shall forfeit his rights under Paragraph 4A. if Employee participates in any "Disqualifying Activity" as defined below:

              Disqualifying Activity - means any of the following acts or activities committed during the period beginning on the Resignation Date and ending January 31, 2004 (the "Restriction Period"):

              - directly or indirectly serving as a principal, shareholder, partner, of officer, employee or agent of, or as a consultant, advisor or in any other capacity (other than as a Director) to, any insurance carrier other than Progressive with more than 1.5% market share of the U.S. market for private passenger automobile insurance as of December 31, 1999 as reported by A.M. Best and specifically listed on the attached Exhibit B. This clause shall not apply if Employee becomes an employee of one of the entities listed on Exhibit B solely as a result of actions beyond Employee's control--such as an acquisition not initiated by Employee of an entity with a smaller market share then employing Employee by one of the listed companies; or

              - any disclosure by the Employee, or any use by the Employee for his own benefit or for the benefit of any other person or entity (other than Progressive, its parent or




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              its subsidiaries), of any confidential information or trade secret of Progressive or its subsidiaries (as defined herein) to an extent deemed material by Progressive; or

              - any violation of Paragraphs 2, 5, 8 or 10 of this Agreement; or

              - making any other disclosure or taking any other action which is materially detrimental to the business, prospects or reputation of Progressive, its parent or its subsidiaries. The direct ownership of less than 10% of the outstanding voting shares of a publicly traded corporation which competes with Progressive or its subsidiaries shall not constitute a Disqualifying Activity.

5. Employee shall not, during the Restriction Period, hire or solicit to hire any of Progressive's then current employees (other than Employee's spouse), either directly or indirectly, to work for Employee or any other entity. This prohibition is not intended, nor shall it be construed, to prohibit any future employer of Employee from hiring anyone in the normal course of its business without assistance from Employee; but, rather, is intended to cover and shall only be construed to prohibit actions of Employee.

6. With the exception of the rights and benefits contained in this Agreement,
Employee: (a) waives any and all rights Employee now has or might hereafter have acquired to, and acknowledges the forfeiture of, any and all "NQSOs" under the Plans which are not vested as of the Resignation Date; and (b) waives any rights Employee may now have or would have had under Progressive's 2001 Gainsharing Program, The Progressive Corporation 2001 Executive Bonus Plan, The Progressive Corporation 1999 Executive Bonus Plan, The Progressive Corporation Separation Allowance Plan and to any other compensation or bonus Employee may have received had Employee remained employed by Progressive. Other than is provided for in paragraph 3, Employee shall not be entitled to any compensation as a Progressive employee after the Resignation Date, including, but not limited to, NQSOs granted under the Plans and any other bonus or incentive payment(s).

7. Employee's rights relating to vested, but unexercised NQSOs shall be determined in accordance with the provisions of the Plans and applicable NQSO Agreement(s) between Progressive and Employee, and as is specified in those agreements, the last available date for exercise by Employee of any vested NQSOs shall be sixty (60) days after the Separation Date. Employee's rights (if any) under the Executive Deferred Compensation Program (the "Program") shall be determined in accordance with the governing provisions of the Program.

8. Employee hereby agrees that neither Employee nor any person, organization, or other entity acting on Employee's behalf will communicate or permit to be communicated, either directly or indirectly, any information regarding the financial terms of this Agreement except to Employee's counsel, Employee's spouse, Employee's accountant, a prospective employer, financial institutions when needed to demonstrate Employee's personal financial condition, or to any court involved in any action brought by either party to enforce the terms of this Agreement.

9. Employee agrees and acknowledges that this Agreement is not and shall not be construed to be an admission of any violation of any federal, state, or local law, regulation or of any duty Progressive owed Employee and that the execution of this Agreement is a voluntary act to provide conclusion to Employee's employment relationship with Progressive.


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10. Employee agrees that Employee will maintain the confidentiality of confidential information which Employee has received by virtue of Employee's employment with Progressive and will refrain from using such information or disclosing it to anyone other than Progressive or its employees. For purposes of this Agreement, confidential information is information which Progressive endeavors to keep confidential, including, without limitation, customer lists, employee lists, rate schedules, underwriting information, the terms of contracts and policies, marketing plans, program designs, trade secrets, Progressive's internal electronic mail distribution lists and addresses, proprietary information, and any such information provided by a third party to Progressive in confidence. Employee represents that upon Employee's separation, Employee will return to Progressive any documents in Employee's possession containing confidential information of Progressive or documents or other items which are the property of Progressive.

11. Any notices or matters regarding this Agreement shall be made to Progressive's Chief Legal Officer, Charles E. Jarrett by mail to 300 North Commons Boulevard, Mayfield Village, Ohio 44143, by facsimile transmission to
(440) 395-0280 or by electronic mail to GOTOBUTTON BM_1_
Chuck_Jarrett@Progressive.com or to Employee at his home address.

12. Employee has read and understands all of the terms of this Agreement. Employee signs this Agreement in exchange for the consideration to be given to Employee. Neither Progressive nor its agents, representatives, or employees have made any representations to Employee concerning the terms or effects of this Agreement other than those contained in the Agreement. This Agreement contains the entire agreement between Employee and Progressive and supercedes all prior or contemporaneous discussions or agreements.

13. The terms of this Separation Agreement and General Release are separate and independent and should any of them be declared invalid or unenforceable by any court, the remaining provisions and terms of this Agreement shall remain in full force and effect.

14. This Agreement shall be governed and interpreted in accordance with the laws of the State of Ohio. Any dispute arising under the terms of this Agreement shall be resolved by binding arbitration in Cuyahoga County, Ohio in accordance with the rules of commercial arbitration of the American Arbitration Association. In any such arbitration proceeding, the tribunal may award only compensatory damages and is not empowered to award punitive or exemplary damages, but shall award reasonable attorneys' fees to the prevailing party.

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         EMPLOYEE HAS READ AND UNDERSTANDS ALL OF THE TERMS OF THIS AGREEMENT
         AND EMPLOYEE HAS BEEN ENCOURAGED TO CONSULT WITH AN ATTORNEY. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS BEEN GIVEN A PERIOD OF TWENTY-ONE (21) DAYS TO REVIEW THIS AGREEMENT WITH AN ATTORNEY AND CONSIDER ITS EFFECT, INCLUDING EMPLOYEE'S RELEASE OF RIGHTS AND SEPARATION. EMPLOYEE ALSO ACKNOWLEDGES THAT EMPLOYEE HAS SEVEN (7) DAYS FOLLOWING EXECUTION OF THIS AGREEMENT TO REVOKE THIS AGREEMENT FOR ANY REASON AND IS HEREBY ADVISED THAT THIS AGREEMENT SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE EXPIRATION OF THE SEVEN (7) DAY REVOCATION PERIOD.

         IN WITNESS WHEREOF, the parties have executed this Agreement this 23 day of February, 2001


                           _________________________________________
                           CHARLES BERGEN CHOKEL

                           _______________________________________
                           Witness


                                PROGRESSIVE CASUALTY INSURANCE COMPANY


                                By: _________________________________________

                                Title: ______________________________________

                                Witness: ____________________________________